Exhibit 99.2

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

December 22, 2023

Board of Directors

Six Flags Entertainment Corporation

1000 Ballpark Way, Suite 400

Arlington, Texas 76011

Re: Registration Statement on Form S-4 of CopperSteel HoldCo, Inc., filed December 22, 2023 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 2, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Cedar Fair, L.P. (“Copper”) and its affiliates) of the outstanding shares of common stock, par value $0.025 per share, of Six Flags Entertainment Corporation (the “Company”), taking into account the Copper Mergers (as defined in the Opinion Letter), of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 2, 2023, by and among Copper, the Company, CopperSteel HoldCo, Inc., a subsidiary of Copper and the Company (“HoldCo”), and CopperSteel Merger Sub, LLC, a wholly owned subsidiary of HoldCo.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Six Flags’ Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—Opinion of Six Flags’ Financial Advisor” and “The Mergers—Recommendation of the Six Flags Board and Six Flags’ Reasons for the Mergers” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)